Exhibit 99.1

May 21, 2012

To Participants in the Distribution Reinvestment Plan:

As set forth in our press release dated May 17, 2012, Healthcare Trust of America, Inc. (“HTA”) announced that it intends to list its shares on the New York Stock Exchange (the “NYSE”). HTA has filed an application to list its Class A common stock on the NYSE under the symbol “HTA”. HTA anticipates that its Class A common stock will be listed on the NYSE on or about June 6, 2012. As a result of this listing, HTA is making the changes discussed below to its distribution reinvestment plan (“DRIP”).

HTA’s board of directors previously adopted a DRIP pursuant to which existing holders of HTA common stock may purchase additional shares by automatically reinvesting all of their cash distributions in HTA’s common stock. On May 21, 2012, our board of directors determined that it is in the best interest of HTA and its stockholders to terminate the DRIP in connection with its listing on the NYSE of its Class A common stock. As a result, all distributions beginning with the May 2012 distribution, which will be paid on or around June 1, 2012, will be paid in cash.

Sincerely,

/s/Scott D. Peters

Chairman, Chief Executive Officer and President